Exhibit 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Doria
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES ORGANIZATIONAL CHANGE

BEDFORD, Mass., (May 20, 2008)—Hologic, Inc. (NASDAQ: HOLX) today announced Patrick Sullivan has resigned from his position as a director and Chairman of the Board, effective May 20, 2008. Also effective today, the Board appointed Jack W. Cumming to the position of Chairman. Mr. Cumming will continue as the Company’s Chief Executive Officer.

“On behalf of all of the members of the Board of Directors of Hologic, we wish to thank Pat for his valuable service to the Company and its shareholders as Executive Chairman,” said Jack W. Cumming, Hologic’s Chief Executive Officer. “Pat has done an outstanding job during the integration of Hologic and Cytyc and he will be missed by his fellow directors and our entire team. We are pleased with the guidance and support Pat provided as Hologic advances as a global leader in women’s health.”

Prior to his appointment as Chairman of Hologic, which occurred in connection with the business combination of Cytyc Corporation and Hologic in October of 2007, Mr. Sullivan served as Chairman, President and CEO of Cytyc, a leading provider of medical devices for women’s health. Previously, Mr. Sullivan held sales and marketing leadership roles with Abbott Laboratories, where he played a key role in driving the growth of its Physician Office Diagnostics business. Mr. Sullivan also has served as a consultant with McKinsey & Company. Mr. Sullivan currently serves on the Board of Directors for PerkinElmer, Inc.

On the announcement of his resignation, Mr. Sullivan said, “I am truly honored to have been part of the success of Cytyc and now Hologic, creating a new franchise for future growth. I am pleased with our progress in aligning the resources of both companies and establishing a firm direction focused on expanding our opportunities in women’s health. My decision to leave is based solely on new opportunities and reflects my confidence in Hologic. I leave the Company with an extraordinarily capable core management team and over 3,000 employees who contribute daily to building the business.”

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, osteoporosis assessment, preterm birth risk assessment, and mini C-arm for extremity imaging. For more information visit www.hologic.com.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements with respect to expectations regarding the integration of Hologic and Cytyc and the future prospects of the combined company. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated, including without limitation, the ability of Hologic to successfully integrate acquired businesses and the risks generally associated with the Company’s operations, all as disclosed in further detail by the Company in its filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.